UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Intraware, Inc.

(Name of Registrant as Specified In Its Charter)

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Intraware, Inc.

25 Orinda Way

Orinda, California 94563

(925) 253-4500

August 2, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Intraware, Inc.  The Annual Meeting will be held at 10:00 a.m. on September 8, 2005 at the Orinda Community Center, 26 Orinda Way, Orinda, California 94563.

At this year’s Annual Meeting you will be asked to elect two people to our Board of Directors, to approve a grant of authority to our Board of Directors to amend our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of our common stock on or before February 28, 2006, and to ratify our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  Your vote on these matters is important and we appreciate your continued support.

The formal notice of the Annual Meeting and the Proxy Statement are included in this invitation.  We have also enclosed a copy of our Annual Report to Stockholders, which includes our Form 10-K for our 2005 fiscal year.

Please use this opportunity to take part in Intraware’s affairs by voting on the business to come before this meeting.  Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope, or vote electronically via the Internet or telephone if instructions for doing so are shown on the proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Peter H. Jackson

Chairman, Chief Executive Officer and President

INTRAWARE, INC.

2005 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	2
Questions and Answers about the Proxy Materials and the Annual Meeting	2
Proposal No. 1: Election of Class I Directors	7
Vote Required	7
Recommendation of Board of Directors	7
Proposal No. 2: Authorization of the Board, in its discretion, to Amend our Certificate of Incorporation to Effect One-for-Ten Reverse Stock Split on or before February 28, 2006	7
General	7
Purpose	8
Nasdaq SmallCap Listing	8
Potential Increased Investor Interest	9
There are Risk Associated with the Reverse Stock Split, including that the Reverse Stock Split May Not Result in an Increase in the Price of our Common Stock	9
Principal Effects of the Reverse Stock Split	9
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates	10
Fractional Shares	10
Accounting Matters	11
Potential Anti-Takeover Effect	11
No Dissenter’s Rights	11
Federal Income Tax Consequences of Reverse Stock Split	11
Vote Required	12
Recommendation of Board of Directors	12
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	12
Vote Required	12
Recommendation of Board of Directors	12
Fees Paid to Independent Registered Public Accounting Firm	13
Other Business	13
Board of Directors	13
Information on the Nominees and Other Directors	14
Nominees for Class I Director With a Term Expiring in 2008	14
Incumbent Class II Directors Whose Term Expires in 2006	14
Incumbent Class III Directors Whose Term Expires in 2007	15
Board of Directors and Corporate Governance	15
Independent Directors	16
Board Responsibilities and Structure	16
Board Committees and Charters	16
Attendance at Meetings	17
Director Compensation	17
Director Nomination Process	18
Stockholder Communication with Board Members	19
Corporate Governance Guidelines	20
Code of Ethics	20
Compensation Committee Interlocks and Insider Participation	21
Report of the Compensation Committee of the Board of Directors	21
Role of the Compensation Committee	21
Compensation Philosophy	21
Benchmarking	22
Elements of Executive Compensation	22

Chairman, Chief Executive Officer and President’s Compensation	23
Internal Pay Equity	23
Tax Law Limits on Executive Compensation and Policy on Deductibility of Compensation— Section 162(m) of the Internal Revenue Code, as amended	23
Conclusion	23
Executive Officers	25
Summary Compensation Table	25
Options Granted During the Last Fiscal Year	26
Aggregate Option Exercises During Last Fiscal Year and Fiscal Year End Option Values	27
Employment Contracts and Termination of Employment and Change-in-Control Arrangements	27
Share Ownership of Management, Directors and Five Percent Stockholders of Intraware	28
Share Ownership of Management	28
Share Ownership of Five Percent Stockholders	29
Certain Relationships and Related Transactions	31
Section 16(a) Beneficial Ownership Reporting and Compliance	31
Report of the Audit Committee of the Board of Directors	32
Role of the Audit Committee	32
Membership and Independence	33
Meetings Held in Fiscal Year 2005	33
Role of Management and the Independent Registered Public Accounting Firm	33
Recommendation	34
Stock Performance Graph	34
Other Matters	34
Cost of Proxy Solicitation	34
Deadline for Submissions of Proposals for 2006 Annual Meeting	35
Special Assistance Needs	35

INTRAWARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, September 8, 2005 at 10:00 a.m.

DATE AND TIME	Thursday, September 8, 2005 at 10:00 a.m.

PLACE	Orinda Community Center, 26 Orinda Way, Orinda, California 94563

ITEMS OF BUSINESS:	1.

Elect two Class I directors for a term of three years or until their successors are duly elected and qualified. Our Board of Directors has nominated Peter F. Pervere and Bradley M. Shuster for election as the Class I directors.

2.

Authorize our Board of Directors to amend our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of our common stock on or before February 28, 2006, without further approval of our stockholders, upon a determination by the Board that such a reverse stock split is in the best interests of Intraware and its stockholders.

	3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

RECOMMENDED ACTION:	The Board of Directors recommends a vote “FOR” each of the proposals.

WHO MAY VOTE	Stockholders who owned our stock at the close of business on July 19, 2005, may attend and vote at the meeting.

By Order of the Board of Directors

John J. Moss
Senior Vice President, General Counsel and Secretary

Orinda, California

August 2, 2005

It is important that you promptly vote your proxy by signing, dating and returning the enclosed proxy card, or by using Internet or telephone voting if your proxy card offers those options.  You may still attend the Annual Meeting and change your vote, even if you vote by proxy.  However, we recommend you vote your proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

  Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). The meeting will be held on September 8, 2005 at 10:00 a.m. at the Orinda Community Center, 26 Orinda Way, Orinda, California 94563. The Orinda Community Center’s telephone number is (925) 254-2445. Our headquarters are located at 25 Orinda Way, Orinda, California 94563. Our telephone number is (925) 253-4500.

Solicitation and voting materials, which include this Proxy Statement, the proxy card and our 2005 Annual Report to Stockholders, were mailed to stockholders on or about August 2, 2005.

Questions and Answers About The Proxy Materials and the Annual Meeting

Q: Why am I receiving this Proxy Statement?

A: This Proxy Statement describes proposals on which you, as a stockholder, are entitled to vote. It also gives you information on these proposals so that you can make an informed decision.

Q: Who can vote at the Annual Stockholders Meeting?

A: Stockholders who owned common stock or Series A preferred stock as of the close of business on July 19, 2005, the record date, may attend and vote at the Annual Meeting. Each share of common stock and Series A preferred stock is entitled to one vote.

Q: What is the proxy card?

A: The proxy card enables you to appoint each of Peter H. Jackson and John J. Moss as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing each of Messrs. Jackson and Moss to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

If a proposal comes up for vote at the meeting that is not on the proxy card, each of Messrs. Jackson and Moss will vote your shares, under your proxy, according to their best judgment.

Q: What am I voting on?

A: You are being asked to vote on:

•                  the election of two directors;

•                  the amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of our common stock; and

•                  the ratification of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

More information on these proposals appears on pages 7-13 of this Proxy Statement.

We will also transact any other business that properly comes before the meeting.

Q: How do I vote?

A: (1) You may vote by mail.

You do this by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

•                  as you instruct; and

•                  according to the best judgment of Messrs. Jackson and Moss if any other matter comes up for vote at the meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•                  for the two named nominees for directors;

•                  for the amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse stock split;

•                  for ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•                  according to the best judgment of Messrs. Jackson and Moss if any other matter comes up for a vote at the meeting that is not on the proxy card.

(2) You may vote by telephone or using the Internet.

You do this by following the “vote by telephone” or the “vote on the Internet” instructions that came with your proxy card. If you vote by telephone or on the Internet, you need not mail your proxy card.

There are separate arrangements for using the telephone and Internet depending on whether your shares are registered in Intraware’s stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Shares Registered Directly in the Name of the Stockholder.

Stockholders with shares registered directly with Intraware in their name (stockholders of record) may submit their proxies:

•                  by making a toll-free telephone call from the United States and Canada to Computershare at (800) 231-9329; or

•                  through the Internet by visiting a website established for that purpose at www.computershare.com/us/proxy/itra and following the instructions set forth on this website.

Proxies submitted by telephone or through the Internet as described above must be received by 1:00 a.m. C.D.T. on September 8, 2005.

Shares Registered in the Name of a Brokerage Firm or Bank (shares in street name).

If you hold your shares in “street name,” a number of brokerage firms and banks that may hold your shares are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. The ADP program for shares held in street name is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares by calling the telephone number which appears on your voting form or through the Internet in accordance with instructions set forth on the voting form.

(3) You may vote in person at the meeting.

We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in “street name,” you must bring to the meeting a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares.

We encourage you to examine your proxy card closely to make sure you are voting all of your shares in Intraware.

Q: What does it mean if I receive more than one proxy card?

A: You may have multiple accounts listed with the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q: What if I change my mind after I return my proxy?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•                  sending a written notice to the Secretary of Intraware at 25 Orinda Way, Orinda, California 94563 stating that you would like to revoke your proxy of a particular date;

•                  signing another proxy with a later date and returning it before the polls close at the meeting;

•                  voting by telephone or on the Internet before 1:00 a.m. C.D.T. on September 8, 2005 (your latest telephone or Internet vote is counted); or

•                  attending the Annual Meeting and voting in person.

Please note, however, that if your shares are held in street name by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on your voting form. If your shares are held in street name and you wish to attend the meeting and vote at the meeting, you must bring to the meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q: Will my shares be voted if I do not sign and return my proxy card?

A: (1) If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. The circumstances under which a broker may vote shares which are held in street name are described more fully under the question below titled, “What is a ‘broker nonvote’ and what impact do broker nonvotes have on the votes taken at the stockholder meeting?”

(2) If your shares are in your name and you do not sign and return your proxy card or vote by telephone or using the Internet, your shares will not be voted unless you vote in person at the meeting.

Q: How can I vote on each proposal?

A: You may vote:

•                  either “for” each director nominee or “withhold” your vote from any one or more of the nominees;

•                  “for,” “against,” or “abstain” for all other proposals.

Q: How many stockholders are needed either in person or by proxy to hold the meeting?

A: To hold the meeting and conduct business, a majority of Intraware’s outstanding shares entitled to vote as of the close of business on July 19, 2005 must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•                  is present and votes in person at the meeting; or

•                  has properly submitted a proxy card (including voting by telephone or using the Internet).

Shares voted “for all” or “for all except” in connection with the election of directors and shares voted “for”, “against” or “abstain” for all other proposals are counted as present in person or by proxy.  The impact of broker nonvotes in establishing a quorum is described in the answer to the question below titled “What is a ‘broker nonvote’ and what impact do broker nonvotes have on votes taken at the stockholder meeting?”

Q: What effect does an abstention have on the votes taken at the stockholder meeting?

A: Other than in the case of the election of directors, in which case an abstention has no effect on the outcome, abstentions generally have the same effect as a vote against a proposal. See also the impact of broker nonvotes in establishing a quorum in the answer to the question below titled “What is a ‘broker nonvote’ and what impact do broker nonvotes have on votes taken at the stockholder meeting?”

Q: What is a “broker nonvote” and what impact do broker nonvotes have on the votes taken at the stockholder meeting?

A: Under the rules of the New York Stock Exchange, a bank, broker or other nominee may exercise discretionary authority to vote shares for the election of directors or for the ratification of our independent registered public accounting firm if specific instructions are not received from the holder of the shares. However, on any non-routine matters, such as the proposal to amend our Amended and Restated Certificate of Incorporation to effect the reverse stock split, brokers may not exercise discretionary authority.

A “broker nonvote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote such shares. The broker nonvotes generally would count to establish a quorum for the meeting, but would not be counted for or against proposals requiring a plurality vote, such as Proposal No. 1 (election of directors). Similarly, broker nonvotes would not be counted for or against proposals requiring the approval of a majority of shares present in person or by proxy and entitled to vote with respect to such matter, such as Proposal No. 3 (ratification of the selection of our independent registered public accounting firm).

However, broker nonvotes will count as a vote against in the case of Proposal No. 2 (amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse stock split). Delaware law requires this proposal to be approved by the holders of a majority of our outstanding shares entitled to vote, and not merely the approval of the majority of the votes present and entitled to vote. As a result, broker nonvotes will have the same effect as a vote against Proposal No. 2.

Q: How many votes must the nominees have to be elected as directors?

A: The two nominees receiving the highest number of “yes” votes from the shares of the common stock and Series A preferred stock (voting on an as converted to common stock basis) will be elected as directors. This number is called a plurality. Since the directors are elected by a plurality, abstentions and broker nonvotes will have no effect on the outcome of the election of directors.

Q: What happens if the nominees are unable to stand for re-election?

A: The Board may, by resolution, reduce the number of directors or designate substitute nominees. In the event of a substitution, if you have completed and returned your proxy, either of Messrs. Jackson and Moss can vote your shares for substitute nominees. They cannot vote for more than two nominees.

Q: How many votes are required to approve the amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse stock split?

A: A majority of the shares of common stock and Series A preferred stock outstanding as of the record date and entitled to vote, voting together as a single class.

Q: How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

A: A majority of the shares of common stock and Series A preferred stock present in person or by proxy at the meeting and entitled to vote, voting together as a single class.

Q: Is my vote kept confidential?

A: Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q: Where do I find the voting results of the meeting?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for our quarter ending November 30, 2005. We will file that report with the SEC, and you can get a copy by calling the SEC at (800) SEC-0330 for location of the nearest public reference room, or through the Internet at www.sec.gov or www.intraware.com.

Q: Who can help answer my questions?

A: You can call Roman Reznicek, our Vice President of Finance and Corporate Planning, at (925) 253-6589 with any questions about proposals described in this Proxy Statement or how to vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for re-election this year as Class I directors for a three-year term ending in 2008 are:

Peter F. Pervere

Bradley M. Shuster

Each nominee is presently a director of Intraware and has consented to serve a new three-year term. Information about each of these director nominees is contained in the section titled “The Board of Directors” beginning on page 13 of this Proxy Statement.

Vote Required

The two nominees receiving the highest number of “yes” votes from the shares of the common stock and Series A preferred stock will be elected as directors. Since directors are elected by a plurality, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

AUTHORIZATION OF THE BOARD, IN ITS DISCRETION, TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE SPLIT OF THE COMPANY’S STOCK ON OR BEFORE FEBRUARY 28, 2006

General

To reduce the number of shares of common stock outstanding for the purposes described below, the Board of Directors has unanimously adopted a resolution seeking stockholder approval to authorize our Board to amend Intraware’s Amended and Restated Certificate of Incorporation to effect a reverse split of the outstanding shares of Intraware’s common stock (the “Reverse Stock Split”). A draft copy of the amendment to Intraware’s Amended and Restated Certificate of Incorporation is attached as Appendix A. The ratio of the Reverse Stock Split that the Board approved and deems advisable and for which it is seeking stockholder approval is one-for-ten.  Approval of this proposal by the stockholders would give the Board authority to implement the Reverse Stock Split at any time it determined prior to February 28, 2006.  Approval of this proposal does not require the Board to implement the Reverse Stock Split, and the Board may subsequently decline to implement a Reverse Stock Split.

If the stockholders approve this proposal and the Board decides to implement the Reverse Stock Split, Intraware will amend its Amended and Restated Certificate of Incorporation to effect a reverse split of the shares of Intraware’s common stock then issued and outstanding at a ratio of one-for-ten.  The Reverse Stock Split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of Intraware’s common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the Reverse Stock Split as that stockholder did immediately prior to the split. In accordance with the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Intraware, the ratio for converting Series A preferred stock into common stock will be appropriately adjusted to reflect the Reverse Stock Split of the common stock. Proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of Intraware common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the Reverse Stock Spilt.

The Board currently intends to implement the Reverse Stock Split if this proposal is approved by our stockholders.  However, the Board may elect not to implement the Reverse Stock Split if it determines it is able to accomplish the purposes described below without effecting the Reverse Stock Split.  If the Board does not implement the Reverse Stock Split prior to February 28, 2006, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Purpose

The Board seeks authority to implement a Reverse Stock Split for the following reasons:

•                  The Board believes a Reverse Stock Split may be the most effective means of avoiding a potential de-listing of Intraware’s common stock from the Nasdaq SmallCap Market; and

•                  The Board believes a higher stock price may help generate investor interest in Intraware and help Intraware attract and retain qualified employees.

Nasdaq SmallCap Market Listing.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “ITRA.”  On February 23, 2005,  we received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued listing on Nasdaq and that, in accordance with Nasdaq rules, we had 180 calendar days (until August 22, 2005) to regain compliance.  If, at any time before August 22, 2005, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Intraware should regain compliance with the minimum bid price rules.  If we do not regain compliance by August 22, 2005, we may be granted an additional 180-day period (until February 22, 2006) to regain compliance if we meet the Nasdaq SmallCap Market initial listing criteria other than the minimum bid price requirement.  If we do not regain compliance with the minimum bid price rules within the allotted compliance period, and if we do not receive approval for a Reverse Stock Split within the requisite period prescribed by Nasdaq (including any extensions that may be granted by Nasdaq), Nasdaq staff will notify us that our common stock will be delisted from the Nasdaq SmallCap Market.  At that time,  we would be entitled to appeal the staff’s determination to a Nasdaq Listing Qualifications Panel.  Based on Nasdaq’s criteria for granting extensions of the period to regain compliance with the minimum bid price requirement for Nasdaq SmallCap Market-listed companies, we currently believe we can implement a Reverse Stock Split before any delisting of our stock.

The Board believes that maintaining Nasdaq listing may provide a broader market for Intraware’s common stock and facilitate the use of Intraware’s common stock in financing transactions. If the stockholders do not approve the Reverse Stock Split proposal and the stock price does not otherwise increase to greater than $1.00 per share, it is possible that our common stock could be de-listed from the Nasdaq.

Potential Increased Investor Interest.

On July 19, 2005, Intraware’s common stock closed at $0.35 per share. In approving the Reverse Stock Split, the Board considered that Intraware’s common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board believes that most investment funds are either prohibited by their charters or reluctant to invest in lower priced stocks.

The Board further believes that a higher stock price would help Intraware attract and retain qualified employees. The Board believes that some potential employees are less likely to work for a company with a low stock price, regardless of size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of Intraware’s common stock, the Board believes this increase will enhance Intraware’s ability to attract and retain qualified employees.

The Board will consider a variety of factors in determining whether to implement the Reverse Stock Split. The primary factor the Board will consider is the Company’s stock price during the period following approval by the stockholders. The Board will balance the goal of achieving a stock price that is viewed as attractive to stockholders, will help attract and retain qualified employees and will avoid Nasdaq SmallCap Market delisting against the risk of reducing the liquidity in the shares of common stock that remain outstanding following the Reverse Stock Split.   Given the potential benefits described above, the Board may still decide to implement a Reverse Stock Split even if one is not required to avoid Nasdaq delisting.  However, we cannot assure you that any of these benefits will be achieved if the Board elects to implement the Reverse Stock Split.

There are Risks Associated with the Reverse Stock Split, including that the Reverse Stock Split may Not Result in an Increase in the Price of our Common Stock.

We cannot predict whether the proposed Reverse Stock Split will increase the market price for our common stock. The history of similar stock split combinations for companies in similar circumstances is varied. We cannot assure you that:

•                  the market price per new share of Intraware common stock (“New Share”) after the Reverse Stock Split will rise in proportion to the reduction in the number of old shares of Intraware common stock (the “Old Shares”) outstanding before the Reverse Stock Split;

•                  the Reverse Stock Split will result in a per share price that will attract new brokers and investors;

•                  the Reverse Stock Split will result in a per share price that will increase Intraware’s ability to attract and retain qualified employees; or

•                  the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq SmallCap Market.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, liquidity of Intraware’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.  A reduction in liquidity could make larger investors reluctant to buy our common stock because it could make it more difficult for them to buy and sell larger quantities of our stock without affecting its market price.

Principal Effects of the Reverse Stock Split

If approved and effected, the Reverse Stock Split will be effected simultaneously for all Intraware’s common stock and the exchange ratio will be the same for all of Intraware’s common stock. The Reverse Stock Split will affect all of Intraware’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Intraware, except to the extent that the Reverse Stock Split results in any of Intraware’s stockholders owning a fractional share. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

The following table illustrates approximately the effect of the Reverse Stock Split on the shares of the Company’s common stock outstanding as of June 30, 2005:

Number of Shares of Common Stock

	Before Reverse Stock Split	After Reverse Stock Split
Authorized	250,000,000	250,000,000
Issued and Outstanding	60,583,519	6,058,351
Available for Future Issuance	189,416,481	243,941,649

We expect the percentage of our common stock that will be cashed out as a result of fractional shares will be less than one percent.

As of the July 19, 2005 record date, Intraware had 60,583,519 holders of record of its common stock. Following the Reverse Stock Split, the Company expects to have more than 300 holders of record of its common stock (and a significantly greater number of beneficial holders). The Reverse Stock Split is not being effected as the first step in a going private transaction under Rule 13e-3 of the Securities Exchange Act of 1934 and is not the purpose for which we are effecting the Reverse Stock Split. However, we cannot assure you that neither we nor any of our affiliates will not take steps in the future that will result in a going private transaction under Rule 13e-3.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve this proposal, and if the Board still believes that the Reverse Stock Split is in the best interests of Intraware and its stockholders, the Board will set a record date for the Reverse Stock Split.  At least ten days before the record date, we will provide notice of the Reverse Stock Split to the National Association of Securities Dealers, Inc. and will provide public disclosure of the Reverse Stock Split, as required by Rule 10b-17 of the Securities Exchange Act of 1934.  We will subsequently file a certificate of amendment to effect the Reverse Stock Split, on or about the record date, with the Secretary of State of Delaware.

The Reverse Stock Split will become effective on the date of the filing of the certificate of amendment, which is referred to as the “Split Effective Date.” Beginning on the Split Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. As soon as practicable after the Split Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Intraware. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by ten, will be entitled, upon surrender to the Exchange Agent of certificates representing such Old Shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock, as reported in the Wall Street Journal, on the last trading day prior to the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the common stock on such day or other price determined by the Board). Alternatively, Intraware will have the option to aggregate the fractional interests the stockholders would otherwise be entitled to receive, and sell such shares on the Nasdaq SmallCap Market or other applicable market through the Exchange Agent, in which case Intraware’s stockholders will receive a check in the amount of the net proceeds from the sale of their fractional interests on the market. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Intraware is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Split Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless we or the Exchange Agent have received correspondence concerning ownership of such funds within the time permitted in such jurisdiction. After any payment of such funds to any such designated state agent, stockholders claiming those funds will have to seek them directly from the state to which they were paid.

Accounting Matters

The Reverse Stock Split will not affect the par value of our common stock. As a result, on the Split Effective Date, the stated capital on Intraware’s balance sheet attributable to our common stock will be reduced proportionately based on the one-for-ten Reverse Stock Split ratio and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss or income and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The Reverse Stock Split would increase the proportion of unissued authorized shares to issued shares.  This could have an anti-takeover effect in certain circumstances, for example by enabling us to issue more shares and dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of Intraware with another company.  However, we are not proposing the Reverse Stock Split in response to any effort to accumulate shares of our common stock or obtain control of us, nor is this proposal part of a plan by management to recommend a series of similar amendments to our Board and stockholders. Other than the Reverse Stock Split proposal, the Board does not currently contemplate recommending the adoption of any amendments to our Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Intraware.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this Proxy Statement.  All of the foregoing authorities are subject to change, with or without retroactive effect, and any change could affect the continuing validity of this summary.  This summary does not address any state, local or foreign income or other tax consequences. Furthermore, it does not address the tax consequences that may be applicable to particular Intraware stockholders in light of their individual circumstances or to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, stockholders who acquired their Old Shares through the exercise of options or otherwise as compensation, and stockholders who hold their Old Shares as part of a straddle, hedge, or conversion transaction.  In addition, this summary does not address the tax consequences of the proposed Reverse Stock Split to holders of options or warrants to acquire our common stock.  This summary also assumes that the Old Shares were and the New Shares will be held as “capital assets,” as defined in the Code (generally, property held for investment).

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the Reverse Stock Split will recognize capital gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

This summary of the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts and the tax treatment to particular stockholders may vary depending upon each stockholder’s particular facts and circumstances.  Accordingly, each stockholder should consult with the stockholder’s own tax advisor with respect to all of the potential tax consequences of the Reverse Stock Split.

Vote Required

A majority of the shares of common stock and Series A preferred stock outstanding as of the record date and entitled to vote, voting together as a single class, will be required for approval of this proposal.

Recommendation of Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD, IN ITS DISCRETION, TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO FEBRUARY 28, 2006.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending February 28, 2006. The Board has approved, and asks that the stockholders ratify, that appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of an independent registered public accounting firm.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

A majority of the shares of common stock and Series A preferred stock outstanding as of the record date and entitled to vote, voting together as a single class, will be required for approval of this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2006.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees paid or accrued for services provided by PricewaterhouseCoopers LLP for each of our last two fiscal years:

	For the Year Ended
	February 28, 2005	February 29, 2004
Audit Fees (1)	$331,500	$307,135
Audit Related Fees (2)	—	30,000
Tax Fees (3)	—	9,369
All Other Fees (4)	—	2,800
Total	$331,500	$349,304

(1)   “Audit Fees” consisted of fees billed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, for review of consolidated financial statements included in our Forms 10-Q, for review of our Forms S-3 and 8-K, and other services that are normally provided by independent accountants in connection with statutory and regulatory filings.

(2)   “Audit-Related Fees” consisted of fees billed by PricewaterhouseCoopers LLP for research, consultation and advice regarding accounting treatment for corporate and commercial transactions in accordance with applicable financial accounting and reporting standards, and consultation and advice regarding SEC staff comments on our reports under the Securities Exchange Act of 1934, as amended.

(3)   “Tax Fees” consisted of fees billed by PricewaterhouseCoopers LLP for consultation concerning sales and international tax matters related to electronic software delivery, and for preparation and filing of annual returns for our non-operating subsidiary in the United Kingdom.

(4)   “All Other Fees” consisted of fees billed by PricewaterhouseCoopers LLP for our subscription to PricewaterhouseCoopers LLP’s online library of accounting and assurance literature.

The Charter for the Audit Committee of our Board provides that the committee is responsible for pre-approving audit and non-audit services provided to Intraware by our independent registered public accounting firm, or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible.

OTHER BUSINESS

The Board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or for any adjournment or postponement of the meeting, either of Messrs. Jackson and Moss will vote, or otherwise act, any proxies held by them in accordance with their judgment on such matters.

 BOARD OF DIRECTORS

The Board of Directors is currently composed of six members. Five of them – Mark B. Hoffman, Brendan A. McLoughlin, Raymond L. Ocampo Jr., Peter F. Pervere and Bradley M. Shuster – are deemed to be independent directors pursuant to applicable Nasdaq rules. Two directors, Messrs. Pervere and Shuster, are nominees for re-election this year. The remaining four directors will continue to serve the terms described below.

Our directors serve staggered terms. This is accomplished as follows:

•                  the board of directors is divided into three classes;

•                  the classes are as nearly equal in number as possible;

•                  the term of each class begins on a staggered schedule; and

•                  each director serves a three-year term.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two named nominees, both of whom are currently directors of Intraware. In the event that any nominee of Intraware is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the 2008 annual meeting of stockholders or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or unwilling to serve as a director.

Information on the Nominees and Other Directors

Below is information on the nominees for Class I director and on the directors whose terms continue after this year’s Annual Meeting. This information is current as of July 19, 2005.

Nominees for Class I Director With a Term Expiring in 2008

Name	Age	Position
Peter F. Pervere	58	Director
Bradley M. Shuster	50	Director

Peter F. Pervere has served as a member of our Board of Directors since March 2003. He is the Chairman of the Audit Committee and is a member of the Compensation Committee. From April 1997 until February 2000, Mr. Pervere served as Vice President and Chief Financial Officer and from February 2000 to May 2002 he served as Senior Vice President and Chief Financial Officer of Commerce One, Inc., an e-commerce procurement and supplier-management solutions company.  From 1987 to April 1997, Mr. Pervere was at Sybase, Inc., a database software company, serving as Vice President and Corporate Controller from 1991 to 1997. Prior to joining Sybase, Mr. Pervere served for five years on the auditing staff, including three years as an audit manager, at the accounting firm of Ernst & Young LLP.  Mr. Pervere holds a B.A. degree in History from Stanford University.

Bradley M. Shuster has served as a member of our Board of Directors since May 2004. He is a member of the Audit Committee. Since January 1, 2003, Mr. Shuster has served as President, International and Strategic Investments of The PMI Group and President and Chief Executive Officer of PMI Capital Corporation. From February 1999 to December 2002, he served as Executive Vice President Corporate Development of The PMI Group and PMI Mortgage Insurance Co. From 1995 to February 1999, he served as Senior Vice President, Treasurer and Chief Investment Officer of the PMI Group and PMI Mortgage Insurance Co. Prior to joining PMI, he was an audit partner with the accounting firm of Deloitte & Touche LLP, where he was employed from January 1978 to July 1995. Mr. Shuster holds a B.S. degree from the University of California, Berkeley and an M.B.A. from the University of California, Los Angeles.

Incumbent Class II Directors Whose Term Expires in 2006

Name	Age	Position
Brendan A. McLoughlin	66	Director
Raymond L. Ocampo Jr.	52	Director

Brendan A. McLoughlin has served as a member of our Board of Directors since July 2002. He is a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Special Litigation Committee, and is the Chairman of the Compensation Committee. From September 1998 to April 2001, Mr. McLoughlin served as Senior Vice President of Sales at Navigation Technologies Corporation, a database software company. From August 1997 to June 1998 he served as Senior Vice President of Sales for Fujitsu Personal Computer Company, and from September 1996 to July 1997 he served as Senior Vice President of World-Wide Sales at Vision Tek Corporation, a 3D graphic accelerator company. From May 1993 to August 1996, he served as Senior Vice

President of World-Wide Sales at Dataflex Corporation, a value-added reseller of computer hardware and services. From 1983 to 1993, Mr. McLoughlin held various management positions at Compaq Computer Corporation, including Vice President of North American Corporate Sales. From 1968 to 1983, he held various positions at IBM Corporation. Mr. McLoughlin holds a B.A. in Business Administration from Belmont Abbey College and has completed executive management courses at Harvard University Business School and the University of Pennsylvania Wharton School of Business.

Raymond L. Ocampo Jr. has served as a member of our Board of Directors since November 2003. He is a member of the Compensation Committee, and is the Chairman of the Nominating and Corporate Governance Committee and of the Special Litigation Committee. He has been a member of the board of directors of the Berkeley Center for Law & Technology since January 2000 and served as Executive Director from August 1997 through December 1999. Mr. Ocampo has been since April 2004 the President and Chief Executive Officer of Samurai Surfer LLC, a consulting and investment company. Mr. Ocampo was Senior Vice President, General Counsel and Secretary at Oracle Corporation from September 1990 until his retirement in November 1996. He held other senior positions in Oracle’s Legal Department between July 1986 and September 1990. Mr. Ocampo is a member of the board of directors of CytoGenix, Inc., Keynote Systems, Inc., The PMI Group, Inc. and VitalStream Holdings, Inc., and previously served on the board of directors of Vantive Corporation. He holds a B.A. from the University of California, Los Angeles and a J.D. from Boalt Hall School of Law at the University of California, Berkeley.

Incumbent Class III Director Whose Term Expires in 2007

Name	Age	Position
Peter H. Jackson	47	Chairman, Chief Executive Officer and President
Mark B. Hoffman	58	Director

Peter H. Jackson co-founded Intraware in August 1996 as President, Chief Executive Officer and a member of the Board of Directors.  While continuing as a member of the Board of Directors, he assumed the title of Chief Executive Officer in December 2000, President and Chief Executive Officer in September 2002, and Chairman, Chief Executive Officer and President in November 2003.  Prior to joining Intraware, he served as founder and President of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider; President and Chief Operating Officer of Dataflex Corporation, a value-added reseller of computer hardware and services; and Vice President of Vanstar Corporation, a computer hardware and services company.  Mr. Jackson holds an A.B. in History from the University of California, Berkeley.

Mark B. Hoffman has served as a member of our Board of Directors since August 1996. He was Chairman of our Board until November 2003. From September 1996 until October 2004, Mr. Hoffman served as Chairman of the Board of Directors and Chief Executive Officer of Commerce One, Inc., an e-commerce procurement and supplier-management solutions company. Commerce One, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in October 2004.  Prior to joining Commerce One, Mr. Hoffman served as Chief Executive Officer and President of Sybase, Inc., a database software company he co-founded in 1984. Prior to Sybase, Mr. Hoffman’s experience includes management positions at Britton Lee, a manufacturer of database machines, and at Amdahl Corporation. Mr. Hoffman holds an M.B.A. from the University of Arizona and a B.S. in Engineering from the U.S. Military Academy.

Board of Directors and Corporate Governance

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations.

Independent Directors

Each of our directors other than Mr. Jackson qualifies as “independent” under the listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

In addition, each member of our Audit Committee qualifies as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Peter F. Pervere is the independent director who our Board has determined to be qualified as an audit committee financial expert. This designation is based on Mr. Pervere’s experience in and understanding of accounting and auditing matters, in accordance with SEC rules. It does not impose any greater duties, obligations or liability on Mr. Pervere than are generally imposed on him as a member of the Audit Committee and of the Board of Directors, and his designation as an “audit committee financial expert” for purposes of the SEC rules does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Board Responsibilities and Structure

The primary responsibilities of the Board of Directors are oversight, counseling and direction to our management in the long-term interests of Intraware and its stockholders. The Board’s detailed responsibilities include: (a) selecting the Chief Executive Officer and other senior executives, and, through the Compensation Committee, regularly evaluating their performance and approving their compensation; (b) reviewing and, where appropriate, approving Intraware’s major financial objectives, strategic and operating plans, and actions; (c) overseeing the conduct of Intraware’s business to evaluate whether the business is being properly managed; and (d) through the Audit Committee and Nominating and Corporate Governance Committee, overseeing the processes for maintaining the integrity of Intraware’s financial statements and other public disclosures, and compliance with laws and ethics. Our Chief Executive Officer, working with our other executive officers, has the authority and responsibility for managing our business in a manner consistent with our corporate standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board regarding extraordinary actions to be undertaken by Intraware.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The Board has delegated various responsibilities and authority to different Board committees as generally described below. Directors have access to all Intraware employees outside of Board meetings.

Board Committees and Charters

The Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board also currently has a temporary Special Litigation Committee, whose members are appointed by the Board. Each member of the Audit, Compensation, Nominating and Corporate Governance, and Special Litigation committees is an independent director in accordance with the Nasdaq standards described above. Each of the standing Board committees has a written charter approved by the Board. Copies of the committee charters are posted on our web site at “http://www.intraware.com/company/corp_governance/index.html.”

The table below describes the Board’s committees and the current membership of those committees. The Board may establish other committees as it deems appropriate.

Name of Committee and Members	No. of Meetings Held in 2005 Fiscal Year	Functions of the Committee
Audit Peter F. Pervere, Chairman Brendan A. McLoughlin Bradley M. Shuster	6

The Audit Committee’s primary functions are to provide oversight and monitoring of our management and the independent registered public accounting firm, and their activities with respect to our financial reporting process.

Compensation Brendan A. McLoughlin, Chairman Raymond L. Ocampo Jr. Peter F. Pervere	4

The Compensation Committee determines the compensation of our executive officers, administers our employee stock option plans, and reviews and approves compensation philosophy and programs for annual and long-term executive compensation.

Nominating and Governance Raymond L. Ocampo Jr., Chairman Brendan A. McLoughlin	2

The Nominating and Governance Committee evaluates, proposes and approves nominees for election or appointment to the Board and evaluates the composition, organization and governance of the Board and its committees.

Special Litigation Committee Raymond L. Ocampo Jr., Chairman Brendan A. McLoughlin	0

The Special Litigation Committee is a temporary committee of the Board consisting solely of independent directors who are not defendants in the securities class action litigation pending against Intraware. The purpose of the committee is to decide whether and on what terms we should enter into agreements to settle that litigation.

Attendance at Meetings

All directors are expected to attend each meeting of the Board and the committees on which they serve, and are strongly encouraged to attend the annual meetings of stockholders. Non-employee directors receive per-meeting fees for Board and committee meetings only if they attend the meetings in person or via teleconference (see “Director Compensation” below). The Board held five meetings during our last fiscal year, which ended February 29, 2005. Each director attended at least 75 percent of the aggregate of (a) all Board meetings held during the period that person was a director and (b) all meetings of Board committees on which that person served which were held during the period he served. Four of our six directors attended our 2004 annual meeting. The Board does not have a formal policy that seeks to limit the number of outside directorships held by a director, but the Board’s guideline of attendance at all meetings reflects the Board’s expectation that each director will meet his or her commitments to the position.

Director Compensation

Our non-employee directors receive the following cash compensation:

•                  For Board membership:

•                  The Chairman receives an annual retainer of $7,500 if he or she is a non-employee director.

•                  Each other non-employee director receives an annual retainer of $5,000.

•                  Each non-employee director receives a $500 fee per Board meeting attended, up to a maximum of $4,000 in total Board meeting fees per fiscal year.

•                  For Audit Committee membership:

•                  The Chairman receives an annual retainer of $6,000.

•                  Each other Committee member receives an annual retainer of $4,000.

•                  Each Committee member receives a $500 fee per Committee meeting attended, up to a maximum of $3,000 in total Audit Committee meeting fees per fiscal year.

•                  For membership on each other standing Board committee (excluding special or temporary committees):

•                  The chairman receives an annual retainer of $4,500.

•                  Each other committee member receives an annual retainer of $3,000.

•                  Each committee member receives a $500 fee per committee meeting attended, up to a maximum of $2,000 in total committee meeting fees per fiscal year.

In addition, we reimburse non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Non-employee directors also receive automatic, nondiscretionary stock option grants at the time they become directors and annually thereafter, under our 1998 Director Option Plan. Under this plan, a director receives an option grant for 15,000 shares on the date of election to the Board, and receives an option grant for 7,500 shares each year thereafter on the date of the annual meeting of stockholders if the director has served on the Board for six months before the annual meeting. The initial grant vests over four years, 12.5 percent of the shares vesting six months after the grant date and the balance vesting monthly in equal installments thereafter. Each subsequent grant vests over two years, 25 percent of the shares vesting six months after the grant date and the balance vesting monthly in equal installments thereafter. The exercise price of each grant is the fair market value of the stock on the date of the grant. A copy of this plan is attached as an exhibit to our Registration Statement on Form S-8 filed with the SEC on January 18, 2001.

Mr. Shuster received an option grant for 15,000 shares upon his election to the Board in May 2004. Messrs. Hoffman, McLoughlin, Ocampo and Pervere each received an option grant for 7,500 shares on our annual meeting date in August 2004.

Our employee directors receive no compensation for their service as directors. Compensation received by Mr. Jackson for his services as Chairman, Chief Executive Officer and President is described below under “Executive Compensation” and under “Report of the Compensation Committee of the Board of Directors: Fiscal Year 2005 Executive Officer Compensation Program.”

Director Nomination Process

Our process for nominating directors is governed by the Charter for the Nominating and Corporate Governance Committee. That charter is posted on our corporate website at

http://www.intraware.com/pdf/company/corp_governance/nominating_corp_gov_comm_charter_7-9-03.pdf and is also attached to our 2003 Proxy Statement filed with the SEC on July 11, 2003. All of the members of our Nominating and Corporate Governance Committee are independent in accordance with Nasdaq Stock Market rules.

The Charter for the Nominating and Corporate Governance Committee provides that, as part of the Committee’s consideration of qualified candidates for nomination as directors, it shall evaluate stockholder nominees where applicable. In accordance with the Charter, the Committee will nominate only those candidates, including candidates recommended by stockholders, who:

•                  have the highest personal and professional integrity,

•                  have strong business experience,

•                  have demonstrated exceptional ability and judgment, and

•                  can be most effective, in conjunction with the members of and other nominees to the Board, in collectively serving the long-term interests of our stockholders.

The Committee will also consider the then-current makeup of the Board and its committees and whether the background and expertise of the candidate complement, or address any gaps perceived by the Committee in, those of the other directors and nominees.

The Committee identifies potential Board candidates using a variety of channels, including current and former business associates, Intraware stockholders, executives and directors in related industries, and relevant publications. The Committee will typically evaluate candidates by reviewing their resumes and biographical materials, analyzing the companies or organizations where the candidates have worked and the performance of those companies or organizations during the candidates’ tenure, interviewing the candidates, and consulting with people who know and have worked with the candidates. The manner in which the Committee evaluates candidates is the same for candidates recommended by stockholders as for other candidates.

Stockholders may submit recommendations to the Committee for Board nominees by sending those recommendations to:

Nominating and Corporate Governance Committee
c/o Corporate Secretary
Intraware, Inc.
25 Orinda Way
Orinda, CA 94563

Our Corporate Secretary will promptly forward any such submissions to the Committee members for consideration. Submissions should include the candidate’s name, a resume or other summary of the candidate’s relevant experience and credentials, and contact information for the candidate and the stockholder submitting the recommendation. If the stockholder wishes that the Committee consider naming a candidate as a nominee for the Board in the proxy statement for our 2006 annual meeting, the stockholder should submit the recommendation by the deadline described under “Other Matters:  Deadline for Submission of Proposals for 2006 Annual Meeting” below.

Stockholder Communication with Board Members

Stockholders may send communications to our directors by addressing the communications to:

[Name of director]
c/o Corporate Secretary
Intraware, Inc.
25 Orinda Way
Orinda, CA 94563

Stockholders may also send communications to directors electronically by using the web form on our Investor Relations website at http://www.intraware.com/company/investors/comments.html, and specifying in the communication the name of the director to whom it is to be forwarded. All such stockholder communications received by Intraware, that are sent or transmitted in the sender’s capacity as a stockholder, will be promptly forwarded directly to the directors to whom they are addressed.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Guidelines are posted on the company’s web site at “http://www.intraware.com/company/corp_governance/index.html.” Key provisions of the Guidelines include the following:

•      The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management as directors.

•      Independent directors will meet on a regular basis apart from other directors and management representatives.

•      Board compensation should be a mix of cash and equity-based compensation. Management directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other fees from Intraware in addition to their Board compensation. To the extent practicable, independent directors who are affiliated with our service providers will undertake to ensure that their compensation from those providers does not include amounts connected to payments by Intraware.

•      Directors must at all times comply with our Code of Ethics. This obligation includes adherence to our policies with respect to conflicts of interest, confidentiality, protection of Intraware’s assets, ethical conduct in business dealings, and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Ethics with respect to any individual director or executive officer is reported to and subject to the approval of the Audit Committee or the full Board.

•      The Audit, Compensation, and Nominating and Corporate Governance committees must consist entirely of independent directors.

•      The annual cycle of agenda items for Board meetings is expected to evolve to reflect Board priorities and changing business and legal issues. The Board will have regularly scheduled presentations from our Finance, Sales and Marketing and Product Management departments, and our other major business segments and operations. The Board’s annual agenda will include, among other items, our long-term strategic plan and budget matters.

•      The Board will have direct access to all Intraware employees.

•      Directors and officers are encouraged to be stockholders of Intraware through their participation in the company’s stock option or employee stock participation plans. Directors and officers may not invest in derivatives of Intraware securities, e.g., puts and calls on Intraware securities (with limited exceptions) or enter into any “short sales” or “short positions” with respect to Intraware securities. A short position is one in which the person will profit if the market price of our securities either remains the same or decreases. We consider any such investment by an Intraware director or officer to be inappropriate and contrary to the interests of Intraware and its stockholders.

Code of Ethics

The Board has also adopted a Code of Ethics that applies to all of our directors, officers, employees and contractors. The Audit Committee is responsible for overseeing the administration of this Code, which is posted on the company’s web site at “http://www.intraware.com/company/corp_governance/index.html.” The Code addresses the following key areas:

•      Maintaining business ethics (including observance of key financial controls);

•      Avoiding conflicts of interest;

•      Special obligations concerning financial reporting;

•      Compliance with laws, rules and regulations, including:

•      Insider trading rules;

•      The Foreign Corrupt Practices Act; and

•      Record maintenance and destruction of documents; and

•      Protection of confidential information.

Compensation Committee Interlocks and Insider Participation

The following members of our Board of Directors served on the Compensation Committee of the Board during our last fiscal year:  Brendan A. McLoughlin, Chairman; Raymond L. Ocampo Jr.; and Peter F. Pervere.  During our 2005 fiscal year and as of July 19, 2005, no members of our Compensation Committee served on the board of directors or compensation committee of another entity that had one or more members serving on our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

Role of the Compensation Committee

The Compensation Committee is responsible to the Board of Directors and stockholders for determining all compensation of Intraware’s executive officers, periodically reviewing Intraware’s general compensation policies and practices, and administering Intraware’s stock option plans.  We operate under a written charter adopted by the Board of Directors.

Compensation Philosophy

In crafting executive compensation packages, we are guided by the following general principles:

1.     Performance:  A substantial portion of the total possible compensation should be dependent on the company’s achievement of key corporate objectives and on the individual’s contribution to that achievement.

2.     Competitiveness:  The total compensation package should be competitive with that offered by peer companies, in order to retain talented executives and motivate them to produce at a high level.

3.     Alignment with Stockholders’ Interests:  A substantial portion of total compensation should be equity-based and should be structured to reward executives for long-term stock price appreciation.

4.     Fairness:  Compensation packages should be equitable across comparable levels of responsibility, and should be viewed as fair throughout and outside the company.

5.     Fiscal Discipline: Executive compensation packages should not, individually or in the aggregate, unduly burden the company financially or impair its ability to meet its financial goals.

We measure our executive compensation against the 50th percentile of executive compensation packages offered by our peer companies for similar positions.  Our target annual cash compensation levels for Intraware’s executives are between 80 and 110 percent of that mid-point, or, stated another way, between the 40th and 55th percentiles, of annual cash compensation offered by peer companies.  We believe these target cash compensation levels represent a fair application of the above principles given Intraware’s recent operating performance as well as other, non-compensation, factors affecting retention and recruiting, such as Intraware’s desirable location.  Nevertheless, generally maintaining below-average total cash compensation relative to peer companies increases our risk of being unable to retain key executives.  We try to mitigate this risk chiefly through stock option grants that provide long-term incentives.

Benchmarking

To help us evaluate the competitiveness and fairness of the company’s executive compensation packages, we benchmark them against peer companies.  This year we performed a benchmarking analysis of Intraware employee compensation based on the Aon/Radford compensation benchmarking survey of approximately 1,000 technology companies in the San Francisco Bay Area with annual revenues of less than $50,000,000, with an emphasis on the Internet/e-commerce industry.  Based on this data, the target fiscal year 2005 annual cash compensation for Intraware’s executives ranged between the 42nd and 58th percentiles of executive compensation packages offered by our peer companies for similar positions.  However, the cash compensation actually earned by the company’s executives for fiscal year 2005 ranged between only the 32nd and 40th percentiles of peer company executive compensation, due to the decision to generally not pay any bonuses to executive officers for the year.

Elements of Executive Compensation

1.     Base Salary.  We annually review and determine the base salaries of the Chief Executive Officer and other executive officers in accordance with the principles described above.  In particular, we take into account the results achieved by the executive, his or her future potential, the scope of his or her responsibilities and experience, competitive salary practices, internal parity, and the company’s financial projections.

2.     Cash Incentives.  For Intraware’s 2004 fiscal year, we used an incentive cash bonus program to motivate executives to achieve the company’s performance objectives.  Those objectives were based on earnings/loss per share, revenues, operating profit/loss, cash used in operations, SubscribeNet service contract value, SubscribeNet service contract renewal rate, acquisition of new SubscribeNet service customers, and customer service levels.  All objectives were developed consistent with the company’s fiscal year 2005 strategic plan.  The target bonuses of eligible executives ranged between amounts equal to 30 and 50 percent of their base salaries.  Our Executive Vice President of Sales and Marketing was ineligible to receive a bonus because he was covered by a separate sales commission plan.  The company did not achieve most of the objectives on which the incentive bonuses depended.  Therefore, the only incentive bonus earned by an executive officer during fiscal year 2005 was an $8,000 incentive bonus earned by Richard J. Northing, then Vice President of Technology Operations (now Chief Operating Officer), for achievement of target customer service levels.  We also approved a separate bonus program for members of Intraware’s Internal Control Project Steering Committee, based on their completion of milestones related to enhancement and documentation of the company’s internal controls, in preparation for Intraware’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  Dr. Northing and John J. Moss, Senior Vice President and General Counsel, are members of that Steering Committee, and earned bonuses of $7,500 and $11,250, respectively under that program in fiscal year 2005.

3.     Equity-Based Incentives.  In fiscal year 2005, we granted to Intraware’s executive officers stock options to purchase an aggregate of 1,435,000 shares under the 1996 Stock Option Plan. We determined that, in view of the company’s ongoing efforts to control costs and achieve positive cash flow and profitability, it was appropriate to weight stock option grants heavily, relative to cash compensation, in the executive compensation packages. We determined the number of options granted to executive officers in fiscal year 2005 primarily by evaluating each officer’s respective scope of responsibility, individual performance, and existing stock and unvested option holdings, and the risk to the company that could flow from any resignation of that officer. The Committee believes that these stock option grants will more closely align the long-term interests of executive management with those of stockholders and assist in the retention of key executives.

4.     Benefits.   In fiscal year 2005, we offered benefits to the company’s executive officers that were substantially the same as those offered to all of Intraware’s regular employees.  Intraware has a tax-qualified deferred compensation plan, known as the Intraware, Inc., 401(k) Plan, covering all of Intraware’s eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary contributions, up to 15 percent of their annual compensation, subject to a statutory maximum. Intraware has not provided additional matching contributions under the 401(k) Plan. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by Intraware to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by Intraware, if any, will be deductible by Intraware when made.

Chairman, Chief Executive Officer and President’s Compensation

The non-employee directors meet periodically in executive session and discuss the performance of the Chairman, Chief Executive Officer and President.  The Compensation Committee also evaluates his performance annually.

We did not approve any salary adjustment or bonus for Mr. Jackson in fiscal year 2005.

We approved a long-term equity incentive award to Mr. Jackson consisting of an option grant for 500,000 shares.  We determined the amount of this award after reviewing competitive market data and Mr. Jackson’s individual performance.  In particular, we noted that during the fiscal year the company increased its SubscribeNet service customer base by approximately 25 percent; achieved a SubscribeNet customer renewal rate of 84 percent; competed seven major SubscribeNet service releases, including three major incremental service offerings, Channel Manager, License Management and E-Commerce; achieved an average customer satisfaction rating of 4.3 out of 5.0; and signed a strategic alliance with Hewlett-Packard Company.  We also noted that the third quarter of the company’s 2005 fiscal year was the strongest quarter in its history in terms of booked business and incremental contract value growth from existing SubscribeNet customers.

Internal Pay Equity

In reviewing various compensation analyses of the company’s employees, we have been able to gain an understanding of internal pay equity within the company.  We believe that the relative difference between Chief Executive Officer compensation and the compensation of the company’s other executives has not increased significantly over the years.   Over the past several years, Mr. Jackson ‘s total compensation has been in the range of 1.5 to 2 times the compensation of the next highest paid executive officer.

Tax Law Limits on Executive Compensation and Policy on Deductibility of Compensation—Section 162(m) of the Internal Revenue Code of 1986, as amended.

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the company’s named executive officers, unless that compensation is performance-based. Since the cash compensation of each of the named executive 0fficers is below the $1 million threshold and we believe that any options granted under the Intraware’s 1996 Stock Option Plan will meet the requirements of being performance-based, we believe that Section 162(m) will not reduce the tax deduction available to Intraware. Intraware’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, we believe that our primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Intraware’s success. Consequently, we recognize that the loss of a tax deduction could be necessary in some circumstances.

Conclusion

We have considered all components of the Chief Executive Officer’s and other executive officers’ compensation, including salary, bonus, equity incentive compensation, perquisites, and change in control severance agreements.

Based on this review, we find the Chief Executive Officer’s and other executive officers’ total compensation in the aggregate to be reasonable and not excessive.

All aspects of Intraware’s executive compensation are subject to change at the discretion of the Committee. The Committee will monitor Intraware’s executive compensation on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with Intraware’s annual and long-term strategic objectives.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Brendan A. McLoughlin, Chairman Raymond L. Ocampo Jr. Peter F. Pervere

EXECUTIVE OFFICERS

In addition to Mr. Jackson, the following persons were executive officers of Intraware as of July 19, 2005:

Name	Age	Position
Wendy A. Nieto	40	Executive Vice President and Chief Financial Officer
Richard J. Northing	40	Executive Vice President and Chief Operating Officer
John J. Moss	43	Senior Vice President and General Counsel

Wendy A. Nieto joined us in April of 2000 as Controller. She became Vice President of Finance in August 2001, Chief Financial Officer and Senior Vice President of Finance in April 2002, Chief Financial Officer and Executive Vice President of Technology and Operations in August 2003, and Executive Vice President and Chief Financial Officer in March 2005. Prior to joining Intraware, she was Director of Finance at Chiron Corporation, a biotechnology company. A Certified Public Accountant, Mrs. Nieto was also employed by various accounting firms. Mrs. Nieto holds a B.S. from California State University, Hayward and an M.B.A. from St. Mary’s University.

Richard J. Northing joined us as Project Manager in May 1999. He became Director of Project Management in October 1999, Senior Director of Project Management in May 2000, Vice President of Technology and Operations in March 2001, Senior Vice President of Technology and Operations in February 2005, and Executive Vice President and Chief Operating Officer in March 2005.  Prior to joining Intraware, he held senior consulting positions at Accenture and at Electronic Data Systems Corporation. Dr. Northing holds a B.Sc. from the University of Liverpool, U.K., and a D.Phil from Oxford University, U.K.

John J. Moss joined us as General Counsel in October 1999.  He became Vice President and General Counsel in August 2001, and Senior Vice President and General Counsel in February 2005.  Prior to joining Intraware, he served as Deputy General Counsel of Barra, Inc., Corporate Counsel of Oracle Corporation, and an associate at the law firm of Graham & James. Mr. Moss holds a J.D. from Stanford University, an M.A. in International Economics from the Johns Hopkins School of Advanced International Studies, and a B.A. from Sarah Lawrence College.

Summary Compensation Table

The following table shows for the fiscal years ended February 28, 2005, February 29, 2004, and February 28, 2003 the compensation of our Chief Executive Officer, our four other most highly compensated executive officers for the most recent fiscal year, and two other individuals who would have been among the four most highly compensated if they had been officers as of February 28, 2005.

							Long-term Compensation Awards
		Annual Compensation					Securities
						Other Annual	Underlying
Name and Principal Position	Year	Salary		Bonus		Compensation	Options (#)
Peter H. Jackson	2005	$300,200		$—		$—	500,000
Chairman, Chief Executive Officer, and President	2004	$300,400		$—		$—	1,750,000
	2003	$289,147		$15,000		$—	200,000

Richard J. Northing	2005	$170,000		$15,500	(1)	$—	250,000
Executive Vice President and	2004	$165,000		$200		$—	95,000
Chief Operating Officer (2)	2003	$162,938		$3,750		$—	60,000

Wendy A. Nieto	2005	$180,000		$—		$—	250,000
Executive Vice President and	2004	$150,000		$1,147		$—	250,000
Chief Financial Officer (3)	2003	$144,325		$2,500		$—	150,000

John J. Moss	2005	$170,000		$11,250	(4)	$—	185,000
Senior Vice President and General	2004	$156,000		$1,147		$—	95,000
Counsel (5)	2003	$154,050		$5,063		$—	150,000

Justin M. Benson	2005	$262,296	(6)	$—		$4,422	60,000
Vice President of Sales and	2004	$146,364	(6)	$—		$—	160,000
Marketing (7)	2003	$185,926	(6)	$—		$—	40,000

Michael A. Price	2005	$193,896	(6)	$—		$—	59,000
Senior Director of Business	2004	$159,763	(6)	$—		$—	60,000
Development	2003	$143,275	(6)	$—		$—	40,000

David L. Dunlap (8)	2005	$212,859	(6)	$—		$—	250,000
Sales Advisor	2004	$161,147	(6)	$—		$—	250,000
	2003	$173,000	(6)	$—		$—	150,000

(1)   Includes $7,500 in bonus earned in fiscal year 2005 and paid in fiscal year 2006.

(2)   Dr. Northing was Vice President of Technology and Operations at the end of our last fiscal year and became Chief Operating Officer on March 30, 2005.

(3)   Mrs. Nieto was Chief Financial Officer and Executive Vice President of Technology and Operations at the end of our last fiscal year and became Executive Vice President and Chief Financial Officer on March 30, 2005.

(4)   Includes $11,250 in bonus earned in fiscal year 2005 and paid in fiscal year 2006.

(5)   Mr. Moss was Vice President and General Counsel at the end of our last fiscal year and became Senior Vice President and General Counsel on March 3, 2005.

(6)   Includes sales commissions.

(7)   Mr. Benson was Regional Vice President of Sales at the end of our last fiscal year and became Vice President of Sales and Marketing on March 30, 2005.

(8)   Mr. Dunlap was Executive Vice President of Sales and Marketing at the end of our last fiscal year and became Sales Advisor on March 30, 2005.  His employment with Intraware terminated on May 30, 2005.

Options Granted During the Last Fiscal Year

The following table sets forth information regarding stock options granted during our last fiscal year, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5 percent and 10 percent compounded annually, for the people named in the Summary Compensation Table above. These assumed rates of appreciation comply with applicable SEC rules and do not represent or estimate our future stock price. Actual gains, if any, on stock option exercises will depend on the future prices of our common stock.

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees In Last	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)	Fiscal Year	($/share)	Date	5%	10%
Peter H. Jackson	500,000	16.94%	$1.41	8/3/2014	$443,371	$1,123,588

Richard J. Northing	100,000	3.39	1.41	8/3/2014	88,674	224,718
	150,000	5.08	0.86	2/24/2015	81,127	205,593

Wendy A. Nieto	250,000	8.47	1.41	8/3/2014	221,685	561,794

John J. Moss	10,000	0.34	1.85	3/11/2014	11,635	29,484
	100,000	3.39	1.41	8/3/2014	88,674	224,718
	75,000	2.54	0.86	2/24/2015	40,564	102,796

Justin M. Benson	60,000	2.03	1.41	8/3/2014	53,204	134,831

Michael A. Price	10,000	0.34	1.85	3/11/2014	11,635	29,484
	45,000	1.52	1.41	8/3/2014	39,903	101,123
	2,000	0.07	1.12	11/14/2014	1,409	3,570
	2,000	0.07	1.16	11/29/2014	1,459	3,697

David L. Dunlap	250,000	8.47%	1.41	8/3/2014	221,685	561,794

All options were granted under our 1996 Stock Option Plan.  Initial grants under that plan vest as to 25 percent of the shares one year after the grant date and as to remaining shares ratably over the next 36 months. Subsequent grants generally vest as to 12.5 percent of the shares 6 months after the grant date and as to the remaining shares ratably over the next 42 months.

Aggregate Option Exercises During Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information regarding option exercises for the fiscal year ended February 28, 2005, and exercisable and unexercisable options held as of February 28, 2005, for the people named in the Summary Compensation Table. The “Value of Unexercised In-the-Money Options at February 28, 2005” is based on a value of $0.86 per share (the closing price of our common stock on February 28, 2005, the last trading day of our fiscal year), less the per share exercise price of the option, multiplied by the number of shares issued upon exercise of the option.

	Shares		Number of Securities Underlying Unexercised Options at		Value of Unexercised In-the-Money Options at
	Acquired on	Value	February 28, 2005 (#)		February 28, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter H. Jackson	—	—	2,449,998	1,250,002	$212,050	$47,150
Richard J. Northing	10,500	$11,215	151,375	324,375	$3,930	$2,325
Wendy A. Nieto	—	—	351,455	442,920	$11,937	$5,763
John J. Moss	5,000	$6,150	337,496	297,504	$11,487	$5,763
Michael A. Price	—	—	108,749	107,751	$3,200	$1,600
Justin M. Benson	—	—	138,159	180,483	$2,500	$1,550
David L. Dunlap	60,000	$54,921	387,080	442,920	$9,012	$5,763

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have entered into a change of control severance agreement with each of our executive officers. The agreements provide that if there is a change of control of Intraware, and any of the executive officers is terminated without cause within twelve months following the change of control or the announcement of such change of control, Intraware will provide to the terminated executive officer:

•      a cash payment equal to 50 percent of his or her annual salary plus a pro rata portion of his or her annual target bonus;

•      100 percent of his or her health, dental and life insurance, including benefits paid to any dependents, through the earlier of six months from the date of his or her termination or the date he or she first becomes covered by another employer’s group health, dental or life insurance plans providing comparable benefits and coverage; and

•      full vesting of all unvested stock options.

SHARE OWNERSHIP OF MANAGEMENT,

DIRECTORS AND FIVE PERCENT STOCKHOLDERS OF INTRAWARE

Share Ownership of Management and Directors

The table below describes the beneficial ownership of our common stock and our Series A Preferred Stock (which is convertible into our common stock on a one-for-one basis) as of July 19, 2005 (except as otherwise noted) by (i) our Chief Executive Officer, our other four executive officers as of the end of our last fiscal year, and two other employees who would have been among the four most highly compensated executive officers if they had been executive officers as of February 28, 2005, (ii) each of our directors, and (iii) all of our directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and executive officers. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned. Applicable percentage ownership in the following table is based on 60,583,519 shares of our common stock and 552,486 shares of our Series A Preferred Stock (which is convertible into the same number of shares of our common stock) outstanding as of July 19, 2005.

	Class of Stock
							Both Classes Combined (1)
	Common				Series A Preferred		Aggregate	Percent
Name(2)	No. of Shares Beneficially Owned(3)		Percent of Class		No. of Shares Beneficially Owned(3)	Percent of Class	No. of Shares Beneficially Owned(3)	of Both Classes Combined

Peter H. Jackson	3,593,965	(4)	5.9%		—	*	3,593,965	5.9%
Mark B. Hoffman	773,530	(5)	1.3		276,243	50.0%	1,049,773	1.7
Wendy A. Nieto	417,676	(6)		*	—	*	417,676		*
John J. Moss	410,876	(7)		*	—	*	410,876		*
Richard J. Northing	216,375	(8)		*	—	*	216,375		*
Michael A. Price	208,511	(9)		*	—	*	208,511		*
Justin M. Benson	180,027	(10)		*	—	*	180,027		*
Raymond L. Ocampo Jr.	48,121	(11)		*	—	*	48,121		*
Brendan A. McLoughlin	23,544	(12)		*	—	*	23,544		*
Peter F. Pervere	19,062	(13)		*	—	*	19,062		*
Bradley M. Shuster	5,000	(14)		*	—	*	5,000		*
David L. Dunlap	—	(15)		*	—	*	0		*

All directors and officers as a group (10 Persons)	5,513,149	(16)	9.1		276,243	50.0	5,789,392	9.5

*         Less than one percent of the outstanding shares of the class or classes of stock.

(1)       “Aggregate No. of Shares Beneficially Owned” is the aggregate number of shares of our common stock and Series A Preferred Stock beneficially owned by the named director or officer or by the group. “Percent of Both Classes Combined” is the percentage of all outstanding shares of our common stock and Series A Preferred Stock beneficially owned by the named director or officer or by the group.

(2)       The address for each beneficial owner is c/o Intraware, Inc., 25 Orinda Way, Orinda, CA 94563.

(3)       The nature of all beneficial ownership is direct except as otherwise indicated in a footnote.

(4)       Includes 816,950 shares of common stock held directly by Mr. Jackson and 2,766,665 shares of common stock issuable to Mr. Jackson upon exercise of stock options exercisable within 60 days of July 19, 2005. Also includes 2,100 shares of common stock held as custodian and 75 shares of common stock held as guardian by Mr. Jackson for Drew Jackson, 1,800 shares of common stock held as custodian and 200 shares of common stock held as guardian by Mr. Jackson for Connor Jackson, 3,000 shares of common stock held as custodian and 75 shares of common stock held as guardian by Mr. Jackson for Lindsey Jackson, and 2,700 shares of common stock held as custodian and 400 shares of common stock held as guardian by Mr. Jackson for Brett Jackson.

(5)       Includes 654,468 shares of common stock held by Mr. Hoffman, and 119,062 shares of common stock issuable to Mr. Hoffman upon exercise of stock options exercisable within 60 days of July 19, 2005.

(6)       Includes 2,888 shares of common stock held by Mrs. Nieto, and 414,788 shares of common stock issuable to Mrs. Nieto upon exercise of stock options exercisable within 60 days of July 19, 2005.

(7)       Includes 4,007 shares of common stock held by Mr. Moss, and 406,869 shares of common stock issuable to Mr. Moss upon exercise of stock options exercisable within 60 days of July 19, 2005.

(8)       Includes 6,668 shares of common stock held by Dr. Northing, and 209,707 shares of common stock issuable to Dr. Northing upon exercise of stock options exercisable within 60 days of July 19, 2005.

 (9)      Includes 73,971 shares of common stock held by Mr. Price, and 134,540 shares of common stock issuable to Mr. Price upon exercise of stock options exercisable within 60 days of July 19, 2005.

 (10)    Includes 12,000 shares of common stock held by Mr. Benson, and 168,027 shares of common stock issuable to Mr. Benson upon exercise of stock options exercisable within 60 days of July 19, 2005.

(11)     Includes 37,184 shares of common stock held by Mr. Ocampo, and 10,937 shares of common stock issuable to Mr. Ocampo upon exercise of stock options exercisable within 60 days of July 19, 2005.

(12)     Includes 420 shares of common stock held by Mr. McLoughlin, and 23,124 shares of common stock issuable to Mr. McLoughlin upon exercise of stock options exercisable within 60 days of July 19, 2005.

(13)     Includes 19,062 shares of common stock issuable to Mr. Pervere upon exercise of stock options exercisable within 60 days of July 19, 2005.

(14)     Includes 5,000 shares of common stock held by Mr. Shuster, and 4,687 shares of common stock issuable to Mr. Shuster upon exercise of stock options exercisable within 60 days of July 19, 2005.

(15)     Mr. Dunlap was an executive officer of Intraware as of the end of our last fiscal year.  His employment with Intraware terminated on May 30, 2005.

(16)     Includes an aggregate of 1,527,585 shares of common stock held directly and 10,350 shares of common stock held indirectly by our directors and executive officers. Also includes an aggregate of 3,975,214 shares of common stock issuable to our directors and officers upon exercise of stock options exercisable within 60 days of July 19, 2005.  This group does not include Mr. Benson or Mr. Price, neither of whom was a director or executive officer as of the end of our last fiscal year.

Share Ownership of Five Percent Stockholders

The table below describes the beneficial ownership of our common stock and our Series A Preferred Stock as of July 19, 2005 (except as otherwise noted) by each person or entity who is known by us to own beneficially more than five percent of that class of our stock. This table is based on information provided to us or filed with the SEC by these stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned. Applicable percentage ownership in the following table is based on 60,583,519 shares of our common stock and 552,486 shares of our Series A Preferred Stock (which is convertible into the same number of shares of our common stock) outstanding as of July 19, 2005.

Title of Class	Name and Address	Number of Shares Beneficially Owned	Nature of Beneficial Ownership	Percent of Class

Common	John H. Burbank III(1) 402 Jackson Street, San Francisco, CA 94111	6,828,818	Indirect(1)	11.3%

Common	Passport Capital, LLC(1) 402 Jackson Street, San Francisco, CA 94111	6,828,818	Indirect(1)	11.3

Common	Passport Holdings, LLC(1) 402 Jackson Street, San Francisco, CA 94111	6,828,818	Indirect(1)	11.3

Common	Passport Management, LLC(1) 402 Jackson Street, San Francisco, CA 94111	6,828,818	Indirect(1)	11.3

Common	WM Advisors, Inc.(2) 1201 Third Avenue, 22nd Floor, Seattle, WA 98101	6,511,013	Direct	10.7

Common	Sanford J. Colen(3) c/o Apex Capital, LLC, 25 Orinda Way, Orinda, CA 94563	5,845,000	Indirect(3)	9.6

Common	Apex Capital, LLC(3) 25 Orinda Way, Orinda, CA 94563	5,775,000	Indirect(3)	9.4

Common	Passport Master Fund, LP(1) 402 Jackson Street, San Francisco, CA 94111	3,989,558	Direct	6.6

Common	Zomax Incorporated(4) 5353 Nathan Lane, Plymouth, MN 55442	3,097,561	Direct	5.0

Series A Preferred	Mark B. Hoffman(5) c/o Intraware, Inc., 25 Orinda Way, Orinda, CA 94563	276,243	Direct	50.0

Series A Preferred	George M. Drysdale(6) c/o Drysdale Enterprises, 177 Bovet Road, Suite 600, San Mateo, CA 94402	276,243	Direct	50.0

Series A Preferred	Drysdale Partners c/o Drysdale Enterprises, 177 Bovet Road, Suite 600, San Mateo, CA 94402	138,121	Direct	25.0

(1)   John H. Burbank III is the sole managing member of Passport Capital, LLC; Passport Capital, LLC is the sole managing member of Passport Holdings, LLC and Passport Management, LLC.  Passport Holdings,

LLC is the general partner of Passport Master Fund, LP and Passport Master Fund II, LP.  Passport Management, LLC is the investment manager to Passport Master Fund, LP and Passport Master Fund II, LP.  As a result, each of Passport Management, LLC, Passport Holdings, LLC, Passport Capital, LLC and Mr. Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by Passport Master Fund, LP and Passport Master Fund II, LP.  The information herein regarding Mr. Burbank, Passport Capital, LLC, Passport Holdings, LLC, Passport Management, LLC, and Passport Master Fund, LP is based on a Schedule 13G/A filed by them and Passport Master Fund II, LP with the SEC on February 15, 2005.

(2)   The information herein regarding WM Advisors, Inc. is based on a Schedule 13G filed by it with the SEC on March 4, 2005.

(3)   Apex Capital, LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Sanford J. Colen is the manager of Apex Capital, LLC. The information herein regarding Apex Capital, LLC and Mr. Colen is based on a Schedule 13G filed by them with the SEC on February 17, 2004.

(4)   The information herein regarding Zomax Incorporated is based on an amendment to Schedule 13D filed by Zomax Incorporated with the SEC on May 21, 2004.

(5)   Mr. Hoffman is a member of our Board of Directors.

(6)   Includes 138,121 shares of Series A Preferred Stock held directly by Mr. Drysdale, and 138,121 shares of Series A Preferred Stock held by Drysdale Partners, of which Mr. Drysdale is a beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 30, 2004, Intraware and Zomax Incorporated terminated our August 12, 2002 Strategic Alliance Agreement and entered into a Reseller Agreement. The Reseller Agreement allows Zomax to resell our SubscribeNet electronic software delivery and management service, for fees to be determined on a case-by-case basis. Unlike the Strategic Alliance Agreement, the Reseller Agreement does not require Zomax to pay minimum annual license fees to us. The term of the Reseller Agreement is one year, subject to automatic annual renewal for one-year periods and a mutual right to terminate the agreement without cause upon 60 days’ notice. As part of the termination of the Strategic Alliance Agreement, Zomax and Intraware are no longer subject to exclusivity requirements or restrictions on sales to other companies, and Zomax no longer has the right to designate a member of or observer to our Board of Directors, or to participate in future Intraware common stock placements. In consideration for Zomax’ termination of the Strategic Alliance Agreement, we agreed to refund $115,000 of a $400,000 prepayment made by Zomax to us in October 2003. At the time the Strategic Alliance Agreement was terminated and the Reseller Agreement was entered into, Zomax held between 11 and 12 percent of our outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to file reports with the SEC regarding their ownership and changes in ownership of our securities.  Based solely on our review of those filed reports, we believe that all of those persons complied with the applicable filing requirements with respect to our fiscal year ended February 28, 2005, except as follows:

On February 4, 2004, Passport Management LLC (“Passport”) became a holder of 10 percent of our common stock.  Passport reported this event in a Form 3 filed with the SEC on June 28, 2004.  Between February 4 and June 22, 2004, Passport made 69 purchases for an aggregate of 1,946,773 shares of our common stock, and 25 sales for an aggregate of 1,093,142 shares of our common stock, in transactions that were reported on Forms 4 filed with the SEC on July 7 and 8, 2004.  Between October 19 and December 31, 2004, Passport made 12 sales for an aggregate of 495,700 shares of our common stock in transactions that were reported on a Form 5 filed with the SEC on February 15, 2005.

On March 12, 2004, John J. Moss received an employee stock option grant for 10,000 shares of our common stock, in a transaction that was reported on a Form 4 filed with the SEC on March 30, 2004.

On April 14, 2004, Peter H. Jackson purchased 5,000 shares of our common stock pursuant to our Employee Stock Purchase Plan, in a transaction that was reported on a Form 4 filed with the SEC on April 22, 2004.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

Role of the Audit Committee

The purpose of the Audit Committee is to:

•      Oversee Intraware’s accounting and financial reporting processes and audits of Intraware’s financial statements;

•      Assist the Board in oversight and monitoring of (i) the integrity of Intraware’s financial statements, (ii) Intraware’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications, independence and performance, and (iv) Intraware’s internal accounting and financial controls;

•      Provide to the Board the results of its monitoring and related recommendations; and

•      Provide to the Board any additional information and materials as necessary to make the Board aware of significant financial matters that require its attention.

In fulfilling its responsibilities, the Committee did the following:

•      Reviewed on a continuing basis the adequacy of Intraware’s system of internal controls, including discussing Intraware’s internal controls periodically with Intraware’s management and the independent registered public accounting firm;

•      Reviewed and discussed with management and the independent registered public accounting firm the annual audited financial statements prior to filing Intraware’s Annual Report on Form 10-K with the SEC, addressing the acceptability of Intraware’s accounting principles as well as such other matters as are required to be discussed with the Committee under generally acceptable auditing standards and Statement of Accounting Standards 61 (Communication with Audit Committees), and recommended to the Board whether the financial statements should be included in the Annual Report;

•      Reviewed and discussed with management and the independent registered public accounting firm the quarterly unaudited financial statements of the company prior to its quarterly earnings press release and to the filing of its Quarterly Reports on Form 10-Q with the SEC;

•      Discussed with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of Intraware’s audited financial statements, and certain significant financial reporting issues and judgments made in connection with the preparation of Intraware’s unaudited financial statements;

•      Reviewed disclosures made to the Audit Committee by Intraware’s Chief Executive Officer and Chief Financial Officer during their certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•      Conducted a post-audit review of the year-end financial statements and audit findings;

•      Reviewed before release the unaudited quarterly operating results in Intraware’s quarterly earnings release;

•      Oversaw and reviewed the disclosure controls and procedures designed and maintained by Intraware’s Disclosure Committee;

•      Appointed (subject to stockholder ratification), and oversaw the work and compensation of the independent registered public accounting firm;

•      Reviewed and provided guidance with respect to the external audit and Intraware’s relationship with its independent registered public accounting firm by (i) reviewing the independent registered public accounting firm’s proposed audit scope, approach and independence; (ii) obtaining written statements from the independent registered public accounting firm regarding relationships and services with Intraware which may impact independence, as set forth in Independence Standards Board Standard No. 1; and (iii) discussing with Intraware’s independent registered public accounting firm the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management;

•      Reviewed, in conjunction with counsel, any legal matters that could have a significant impact on Intraware’s financial statements or compliance policies; and

•      As necessary, instituted special investigations with full access to all books, records, facilities and personnel of Intraware.

Membership and Independence

The Committee has three members: its Chairman, Peter F. Pervere; Brendan A. McLoughlin; and Bradley M. Shuster.  Mr. Shuster replaced Mark B. Hoffman as a member of the Committee in May 2004. All Committee members meet the following criteria:

•      Each member is an independent director, as defined in (i) the rules of the SEC and (ii) NASDAQ Audit Committee requirements, including without limitation NASDAQ Marketplace Rules 4200 and 4350(d);

•      Each member is able to read and understand fundamental financial statements, in accordance with NASDAQ Audit Committee requirements, including without limitation NASDAQ Marketplace Rule 4350(d); and

Mr. Pervere is an audit committee financial expert, as defined in (i) the rules of the SEC and (ii) NASDAQ Audit Committee requirements, including without limitation NASDAQ Marketplace Rule 4350(d).

Meetings Held in Fiscal Year 2005

The Committee held six meetings during fiscal year 2004. At each meeting the Committee met in a separate executive session alone and/or with Intraware’s independent registered public accounting firm.

Role of Management and the Independent Registered Public Accounting Firm

Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion, based on its audits, as to the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

Recommendation

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Intraware’s Annual Report on Form 10-K for the year ended February 28, 2005, for filing with the SEC. The Committee also appointed PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending February 28, 2006, subject to ratification by the company’s stockholders.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

Peter F. Pervere, Chairman

Brendan A. McLoughlin

Bradley M. Shuster

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder return from February 29, 2000, through February 28, 2005, the end of our 2005 fiscal year, for our common stock, the Nasdaq Composite Index and the TSC Internet Sector Index.  The graph assumes that $100 was invested in our common stock and in the above indices at their respective closing prices on February 29, 2000.

OTHER MATTERS

Cost of Proxy Solicitation

We have hired ADP Investor Communication Services and Computershare Investor Services LLC to assist in the distribution of proxy materials at an aggregate cost of approximately $26,000, which includes printing and mailing of the proxy materials and our annual report to stockholders.  We have also hired Computershare to assist in soliciting proxies at a cost of approximately $6,500 plus reasonable and approved out-of-pocket expenses  Our employees, officers and directors may also solicit proxies, without additional compensation other than reimbursement of their expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the owners of our common stock.

Deadline for Submission of Proposals for 2006 Annual Meeting

If you wish to submit a proposal for possible inclusion in our 2006 proxy materials, we must receive your notice, in accordance with Securities and Exchange Commission (“SEC”) rules, by April 4, 2006, or, if our 2006 annual meeting is more than 30 days earlier or later than the one-year anniversary of our 2005 Annual Meeting, a reasonable time before we begin to print and mail our proxy materials for our 2006 annual meeting. The proposal(s) should be mailed to our Secretary at our principal executive offices at 25 Orinda Way, Orinda, California 94563.

Under our bylaws, your stockholder proposals not included in our 2006 proxy materials and any nominations for director must be submitted to our Secretary, at the above address, between May 4, 2006 and June 3, 2006 in order to be considered timely for possible action by our stockholders at the 2006 annual meeting. However, if the date of the 2006 annual meeting is more than 30 days earlier or later than the one-year anniversary of the 2005 Annual Meeting, such proposals or nominations must be submitted by the later of (1) the 90th day before the 2006 annual meeting, or (2) the 10th day after the 2006 annual meeting date is first publicly announced.

Any such proposal or nomination you submit must contain:

•      for each person you propose to nominate for election or reelection as a director,

•      all information about the person that would be required to be disclosed in solicitations of proxies for the election of that person as a director under Regulation 14A under the Securities Exchange Act of 1934, as amended, and

•      the person’s written consent to serve as a director if elected; and

•      as to any other business you propose to bring before the meeting,

•      a brief description of the business,

•      the reasons for conducting the business at the meeting, and

•      any material interest that you, as the stockholder, and any beneficial owner on whose behalf the proposal is made, have in the business; and

•      the following information about you, as the stockholder giving the notice, and any beneficial owner on whose behalf the nomination or proposal is made:

•      name and address, as they appear on our books,

•      the class and number of Intraware shares that are owned beneficially and of record, and

•      whether you or the beneficial owner intend to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares legally required to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect the nominee or nominees.

These requirements are contained in our bylaws, which are posted on our website at http://www.intraware.com/company/corp_governance/index.html.

Special Assistance Needs

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from us by contacting Intraware, Inc., 25 Orinda Way, Orinda, CA 94563, (925) 253-4500.  To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all such requests by August 9, 2005.

List of Stockholders Entitled to Vote

A list of stockholders entitled to vote at the meeting will be available for inspection at our offices at 25 Orinda Way, Orinda, California, during the ten days before the meeting.

Again, it is important that your shares be represented at the meeting, regardless of the number of shares you hold.  We urge you to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Peter H. Jackson,

Chief Executive Officer and Director

Dated: August 2, 2005

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTRAWARE, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Peter H. Jackson and John J. Moss each hereby certifies:

1.     They are, respectively, (a) the Chairman, Chief Executive Officer and President, and (b) Secretary of Intraware, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

2.     Article 4 of the Company’s Amended and Restated Certificate of Incorporation, as amended, is to be amended to add the following immediately after the present first paragraph thereof (which sets forth the number and par value of the Company’s authorized capital stock, none of which is being amended):

“Each ten (10) shares of the Corporation’s Common Stock issued and outstanding as of 5:00 p.m. Pacific Time on [                 ], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation’s Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the net per share proceeds earned by the Corporation upon the sale of a number of shares of its Common Stock equal to the aggregate of the fractional shares that otherwise would have resulted due to the reverse stock split.”

3.     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted and declared advisable by the Board of Directors of this Corporation in accordance with Sections 242 of the General Corporation Law.

4.     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this        day of                     .

Peter H. Jackson
Chairman, Chief Executive Officer and President

John J. Moss
Secretary

INTRAWARE, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INTRAWARE, INC. (“INTRAWARE”)

The undersigned hereby appoints Peter H. Jackson and John J. Moss, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of Intraware’s stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Intraware to be held at 10:00 a.m. on September 8, 2005 at [the Orinda Community Center, 26 Orinda Way, Orinda, California 94563], and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following proposals and in accordance with the following instructions. The proposals referred to herein are described in detail in the accompanying proxy statement.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR THE PROPOSALS SPECIFIED ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE, AND FOR EACH PROPOSAL SPECIFIED ON THE REVERSE SIDE.

SEE REVERSE	CONTINUED AND TO BE SIGNED	SEE REVERSE
SIDE	ON REVERSE SIDE	SIDE

FOLD AND DETACH HERE

INTRAWARE, INC.

Please mark your vote in oval in the following manner using dark ink only / /

1. Election of Class I Directors	FOR NOMINEE	WITHHELD FROM NOMINEE
a. Peter F. Pervere	/ /	/ /

b. Bradley M. Shuster	/ /	/ /

	FOR	AGAINST	ABSTAIN
2. Authorization of the Board of Directors, in its discretion, to Amend Certificate of Incorporation to Effect One-for-Ten Reverse Stock Split on or before February 28, 2006.	/ /	/ /	/ /

3. Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm	/ /	/ /	/ /

Mark here for address change and note below	/ /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Signature:	Date:

Signature:	Date:

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all such persons should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign stating such officers’ title. If the signer is partnership, please sign the partnership name by an authorized person.

You may also submit your proxy:

•      by making a toll-free telephone call from the United States and Canada to Computershare Investor Services LLC at
(800) 231-9329; or

•      through the Internet by visiting a website established for that purpose at www.computershare.com/us/proxy/itra and following the instructions set forth on this website.

Proxies submitted by telephone or through the Internet as described above must be received by 1:00 a.m. C.D.T. on September 8, 2005.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back this proxy card.

FOLD AND DETACH HERE

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE